Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Perspective Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance under the Perspective Therapeutics, Inc. Third Amended and Restated 2020 Equity Incentive Plan	Other	4,870,092	(2)	$11.84	(3)	$57,637,539	0.0001476	$8,507.30

Total Offering Amounts							$57,637,539		$8,507.30
Total Fee Offsets									—
Net Fee Due									$8,507.30

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents shares of common stock, $0.001 par value per share (“Common Stock”), of Perspective Therapeutics, Inc. (the “Registrant”) reserved for future issuance under the Registrant’s Third Amended and Restated 2020 Equity Incentive Plan (the “Plan”), as of the date of this registration statement, which shares of Common Stock were added to the shares reserved under the Plan pursuant to an increase in shares of Common Stock available under the Plan approved by the Registrant’s stockholders at the Registrant’s 2024 Annual Meeting of Stockholders.

(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the NYSE American on August 8 , 2024, a date within five business days of the filing of this registration statement.